Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This SETTLEMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into as of June 22, 2016, by and between Robert C. Gasser (“Gasser”) and Investment Technology Group, Inc. (“ITG,” and together with Gasser, the “Parties”).

WHEREAS, Gasser filed a Demand for Arbitration and Statement of Claim with the American Arbitration Association captioned Robert C. Gasser v. Investment Technology Group, Inc., Case No. 01-12-0005-2885 (the “Arbitration”); and

WHEREAS, Gasser and ITG have agreed to settle all released claims and to fully and completely settle the Arbitration, without any admission of liability or wrongdoing.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged hereby, and in consideration of the mutual covenants and undertakings set forth herein, the Parties agree as follows:

1.                                      Settlement Payment.  In consideration for Gasser’s execution of this Agreement, the dismissal of the Arbitration with prejudice, and the release of claims as set forth fully below, ITG will provide, for the benefit of Gasser, a one-time lump sum payment of $5,250,000 (the “Settlement Payment”) payable in accordance with the terms and conditions set forth below.  ITG will make the Settlement Payment, or cause it to be made, within two (2) business days of the Effective Date (as defined below).  Payment of the Settlement Payment to Gasser shall constitute a full and valid discharge of ITG’s payment obligation pursuant to this Agreement.

(a)                                 ITG shall issue a wire or check, pursuant to instructions to be provided, made payable to “Robert C. Gasser,” in the amount of $3,958,636.00, less applicable payroll deductions, applicable payroll taxes and authorized after-tax deductions. This payment represents a settlement of Gasser’s claims asserted in the Arbitration.  ITG shall issue Gasser an IRS Form W-2 with respect to this payment, and provide a breakdown of deductions made in written form.

(b)                                 ITG shall issue a wire or check, pursuant to instructions to be provided, made payable to “Kaiser Saurborn & Mair, P.C.” in the amount of $1,291,364.00, from which no taxes or deductions will be withheld. This payment represents attorneys’ fees and costs incurred by Gasser in connection with the Arbitration.  ITG shall issue Gasser and Kaiser, Saurborn & Mair, P.C., respectively, an IRS Form 1099 with respect to this payment.  Kaiser, Saurborn & Mair, P.C., must provide ITG with an executed IRS Form W-9 as a condition of receiving this payment.

(c)                                  ITG makes no representations or warranties regarding the tax treatment, taxability, and/or non-taxability of the payment referenced in Paragraph 1(b), including the status of such payment for purposes of employment taxes including Medicare or Social Security. Gasser acknowledges that he has been advised to seek independent legal advice regarding the tax treatment, taxability, and/or non-taxability of the payment referenced in Paragraph 1(b), including the status of such payment for purposes of employment taxes including Medicare and Social Security, and has not relied upon any representation or warranty of ITG on that subject.

Gasser understands and agrees that he shall be solely and exclusively responsible for the payment of any and all federal, state, local, and/or employment taxes, including any interest and/or penalties assessed thereon, owed with respect to the payment referenced in Paragraph 1(b).  Gasser hereby agrees to indemnify and hold harmless ITG against any tax, interest, or penalties, or any assessments, losses, fees, costs, attorneys’ fees, or damages, arising from any demand, order, or claim by any taxing or governmental authority to pay any tax, interest, or penalty owed with respect to the payment referenced in Paragraph 1(b).

(d)                                 Gasser acknowledges and agrees that: (i) unless he enters into this Agreement, he would not otherwise be entitled to receive the Settlement Payment, (ii) except as set forth in this Agreement, he is not entitled to receive, and shall not receive, any other payments, benefits or consideration of any kind from ITG or any of the ITG Released Parties (as defined below); (iii) the Settlement Payment and other consideration that he is receiving pursuant to this Agreement exceed anything of value to which he would otherwise be entitled, and constitute just and sufficient consideration for the waivers, releases and promises set forth herein; (iv) the consideration set forth in this Agreement constitutes full accord and satisfaction for all amounts due and owing to Gasser, including, but not limited to, all salary, draw, incentive compensation, commissions, bonuses, wages, overtime, expense reimbursements, or other payments or forms of remuneration of any kind or nature except for those matters set forth in Paragraph 5 hereof; (v) Gasser has reported to ITG any and all work-related injuries, if any, incurred during his employment; and (vi) Gasser is advised to consult with an attorney prior to executing this Agreement.

2.                                      Dismissal.  Within one (1) business day of the expiration of the Revocation Period (as defined below), Gasser shall dismiss with prejudice all claims in the Arbitration.  The date of the dismissal of the Arbitration shall be the “Effective Date” of this Agreement.

3.                                      Release by Gasser.

(a)                                 In exchange for the Settlement Payment described in Paragraph 1 and the release provided by ITG described in Paragraph 4, upon the Effective Date, Gasser, for himself and on behalf of his spouse, domestic partner, children, present and former representatives, agents, advisers, attorneys, predecessors, successors, insurers, administrators, heirs, executors, assigns, trusts, trustees and beneficiaries, and all others acting or purporting to act on his behalf (collectively, the “Gasser Releasing Parties”), hereby unconditionally and irrevocably waives, releases and forever discharges ITG and each of its current and former agents, advisers, representatives, predecessors, successors, assigns, parent companies, subsidiaries, affiliates, beneficiaries, executors, administrators, insurers, reinsurers, sureties, auditors, attorneys, officers, directors, stockholders, employees, and all others acting or purporting to act on their behalf, past and present (collectively, the “ITG Released Parties”), from any and all debts, demands, actions, causes of action, complaints, suits, accounts, covenants, contracts, agreements, damages, losses, judgments, executions, orders, fees, costs, and expenses, and any and all claims, demands and liabilities whatsoever of any kind, whether in law or in equity, known or unknown, suspected or unsuspected, whether sounding in tort, contract, under state or federal law or any other rule, regulation or authority, including without limitation, any claims arising out of or related to the Arbitration, which the Gasser Releasing Parties have, or ever had, against the ITG Released Parties, from the beginning of time to the date of this Agreement, except for the matters set forth in Paragraph 5.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes, but is not limited to, any claim or right based upon or arising out of or relating in any way to Gasser’s employment relationship or any other associations with ITG or any termination thereof, including, but not limited to, any claim for wrongful discharge or any claim or right arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to the following federal laws and, as applicable, the laws of the state and/or city in which Gasser is or has been employed: the Age Discrimination in Employment Act (“ADEA”), the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Pregnancy Discrimination Act, the Equal Pay Act, the Family and Medical Leave Act of 1993 (29 U.S.C. Section 2601, et seq.), the Employee Retirement Income Security Act (including, but not limited to, claims for breach of fiduciary duty), the Americans with Disabilities Act, the New York State Human Rights Law, New York State Constitution, New York Labor Law, New York Civil Rights Law, New York City Human Rights Law, New York Executive Law, or any other federal, state, or local constitutions, statutes, regulations, ordinances, or laws, including, but not limited to, any and all laws or regulations prohibiting employment discrimination, harassment or retaliation.  Upon the Effective Date, any ITG Released Party may plead this Agreement as a complete defense and bar to any released claim brought in contravention hereof.

(b)                                 Gasser acknowledges that he may later discover facts different from, or in addition to, those he now knows or believes to be true with respect to his employment, the separation from his employment (including the reasons for such separation), and/or the claims released in this Agreement, and agrees that the general release set forth in this Paragraph 3 shall be and remain in effect in all respects as a complete and general release as to all matters released, notwithstanding any such different or additional facts.

(c)                                  Gasser acknowledges and agrees, that, except as prohibited by law, he hereby waives any right that he may have to seek or to share in any relief, monetary or otherwise, relating to any claim released herein, whether such claim was initiated by him or not.  To the extent Gasser receives any such relief, ITG will be entitled to an offset for any payments made under this Agreement, except as prohibited by law.

4.                                      Release by ITG.  In exchange for the release provided by Gasser described in Paragraph 3 and the dismissal of the Arbitration described in Paragraph 2, upon the Effective Date, ITG, for itself and on behalf of its present and former representatives, agents, advisers, attorneys, predecessors, successors, insurers, administrators, heirs, executors, assigns, trusts, trustees and beneficiaries, and all others acting or purporting to act on its behalf (collectively, the “ITG Releasing Parties”), hereby unconditionally and irrevocably waives, releases and forever discharges Gasser and each of his current and former agents, advisers, representatives, successors, assigns, beneficiaries, executors, administrators, sureties, attorneys and all others acting or purporting to act on his behalf, past and present (collectively, the “Gasser Released Parties”), from any and all debts, demands, actions, causes of action, complaints, suits, accounts, covenants, contracts, agreements, damages, losses, judgments, executions, orders, fees, costs, and expenses, and any and all claims, demands and liabilities whatsoever of any kind, whether in law or in equity, known or unknown, suspected or unsuspected, whether sounding in tort, contract, under state or federal law or any other rule, regulation or authority, including without limitation, any claims arising out of or related to the Arbitration, which the ITG Releasing Parties have, or ever had, against the Gasser Released Parties, from the beginning of time to the date of this Agreement, except for the matters set forth in Paragraph 5.  Upon the Effective Date, any Gasser Released Party may plead this Agreement as a complete defense and bar to any released claim brought in contravention hereof.

5.                                      Non-Released Claims.  Notwithstanding anything to the contrary set forth in Paragraphs 3 and 4 herein, the following matters shall not be released:  (a) obligations created by or arising out of this Agreement; (b) any claims, defenses or liabilities against Gasser based on fraud that are presently unknown; (c) Sections 6.01 (Nondisclosure and Nonuse of Confidential Information), 7.01 (Ownership of Intellectual Property), 8.01 (Delivery of Materials Upon Termination of Employment) and 11.01-05 (General Indemnification; Advances of Expenses; Notice of Claim; Defense of Claim; and Non-exclusivity, respectively), and Articles 9 (Noncompetition and Nonsolicitation) and 10 (Equitable Relief) of the Employment Agreement between Gasser and ITG, dated April 20, 2010 (the “Employment Agreement”), which provisions are incorporated by reference and shall survive; (d) indemnification obligations of ITG to Gasser as provided by and subject to ITG’s Bylaws and Charter; (e) unemployment, state disability, and/or worker’s compensation insurance benefits pursuant to the terms of applicable law; (f) continuation of existing participation in ITG-sponsored group health benefit plans, at Gasser’s full expense, under the federal law known as “COBRA” and/or under an applicable state law counterpart(s); (g) any benefits entitlements that were vested as of August 2, 2015 pursuant to the terms of an ITG-sponsored benefit plan; (h) any claim not waivable by law; and (i) any claim or right that may arise after the Effective Date of this Agreement.

6.                                      Section 409A of the Internal Revenue Code.

(a)                                 It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code (the “Code”).  Any payments that qualify for the “short-term deferral” exception, the separation pay exception, legal settlements exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of Section 409A of the Code, if an amount is paid in two or more installments, each installment shall be treated as a separate payment of compensation.  In no event may Gasser, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that Gasser executes this Agreement) shall be paid in the later taxable year.

(b)                                 Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during  Gasser’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

7.                                      ADEA Waiver.

(a)                                 Gasser acknowledges that he has been informed that he is releasing and waiving any and all rights or claims that he may have arising under the ADEA and Gasser acknowledges that for the purposes of the ADEA, he has a period of twenty-one (21) calendar days in which to consider the terms of this Agreement (the “Review Period”). If Gasser elects to sign this Agreement, the executed Agreement must be returned to ITG, c/o General Counsel, One Liberty Plaza, 165 Broadway, New York, NY 10006, no later than the last day of the Review Period. Gasser acknowledges and agrees that if he fails to return the executed Agreement to ITG within the Review Period, the entire Agreement shall be null and void and the Parties shall have no obligations under the Agreement to one another.  Any changes to this Agreement, whether material or immaterial, do not restart the running of the Review Period.

(b)                                 Once Gasser has signed this Agreement, he will then be permitted to revoke this Agreement at any time during the period of seven (7) calendar days following the date he signs it (the “Revocation Period”) by delivering to ITG, c/o General Counsel, One Liberty Plaza, 165 Broadway, New York, NY 10006, a written notice of revocation.  If Gasser wishes to revoke this Agreement, the notice of revocation must be received by ITG no later than the seventh calendar day following his execution of this Agreement. Gasser understands and agrees that this Agreement shall not become effective or enforceable until this seven day revocation period has expired provided that he has not revoked it during the Revocation Period.

8.                                      No Future Employment.  Gasser agrees that his employment and contractual relationship with ITG and any of the ITG Released Parties is severed and that neither ITG nor any of the ITG Released Parties has any obligation to re-employ him.  Gasser agrees not to seek re-employment with ITG or any of its affiliates at any time in the future.  By signing this Agreement, Gasser intends to remove himself from consideration for future employment with ITG or any of its affiliates and agrees that execution of this Agreement shall constitute good and sufficient cause to reject any application he may make for employment or to terminate any such employment he may obtain notwithstanding this Paragraph 8.  Gasser understands and agrees that he has no right to any reinstatement or re-employment by ITG or any of its affiliates at any time.

9.                                      Public Statements.

(a)                                 The Parties will not make any public statements regarding this matter, except that ITG will make the following statement in connection with its public disclosure of this Agreement on or before June 23, 2016:  “The Company is pleased to reach a resolution of this matter.  ITG recognizes Mr. Gasser’s years of service and wishes him well in the future.”

(b)                                 Gasser further agrees that, absent prior written authorization from ITG, he will not directly or indirectly initiate any publicity or public disclosure of information about ITG, its affiliates and subsidiaries, or any of their respective present or former clients, directors, executives or other employees, or legal matters and resolution thereof involving ITG, its affiliates and subsidiaries, or any of their respective present or former clients, directors, executives or other employees, or any aspects of his employment with or termination from employment with ITG, to any reporter, author, producer or similar person or entity, or take any other action likely to result in such information being made available to the general public in any form, including, without limitation, books, articles or writings of any other kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/Internet format or any other medium.  Nothing in this provision restricts Gasser from (a) disclosing or discussing biographical information about himself, such as that he worked for ITG; or (b) following the expiration of the Noncompetition Period (as defined in the Employment Agreement), engaging in legitimate and good faith competition with ITG on behalf of a business or entity with which he is employed and/or serves as an officer or director.

(c)                                  ITG further agrees that, absent prior written authorization from Gasser, it will not directly or indirectly initiate any publicity or public disclosure of information about Gasser, as an individual, or the termination of Gasser’s employment from ITG, to any reporter, author, producer or similar person or entity, in any form, including, without limitation, books, articles or writings of any other kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/Internet format or any other medium.  Nothing in this provision restricts ITG from (a) disclosing or discussing biographical information about Gasser, such as that he worked for ITG; (b) engaging in legitimate and good faith competition with a business or entity with which Gasser is employed and/or serves as an officer or director; or (c) making any public disclosure required by applicable law, regulation, statute or fiduciary obligation.

10.                               Non-Disparagement.  Each current member of ITG’s Board of Directors, each Named Executive Officer (as defined in ITG’s most recent Proxy Statement, filed with the Securities and Exchange Commission on April 25, 2016), and ITG’s current corporate communications department, while they are employed in such positions, agree not to make any Disparaging statements, comments or remarks, whether written or oral, to any third party, regarding Gasser.  Gasser agrees not to make any Disparaging statements, comments or remarks, whether written or oral, to any third party, regarding ITG or any current or former members of ITG’s Board of Directors, officers, clients, or employees.  “Disparaging” statements, comments or remarks are those that are defamatory or that, directly or indirectly, impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

11.                               Return of Documents.  Gasser agrees to return to ITG any originals and copies of all documents exchanged in discovery in the Arbitration and any related Arbitration materials within five (5) business days of the Effective Date.

12.                               Cooperation.  Gasser agrees, upon reasonable notice from ITG, to provide truthful and reasonable cooperation, including but not limited to his appearance at interviews with ITG’s counsel, depositions and court or arbitration hearings, (a) in connection with the defense or prosecution of any and all charges, complaints, claims, liabilities, obligations, promises, agreements, demands and causes of action of any nature whatsoever, which are asserted by any person or entity concerning or related to any matter that arises out of or concerns events or occurrences during Gasser’s employment with ITG, and (b) concerning requests for information about the business of ITG or Gasser’s involvement or participation therein. ITG will reimburse Gasser for reasonable and necessary travel expenses, attorneys’ fees and other expenses which Gasser may incur at the specific request of ITG and as approved by ITG. All receipts for such expenses must be presented for reimbursement within forty-five (45) days after such expenses are incurred.  Should Gasser be served with a subpoena in any judicial, administrative or other proceeding of any kind involving or relating, directly or indirectly, to ITG, Gasser agrees to promptly, and in no event later than three (3) days after receipt thereof, notify ITG of such subpoena and, to the extent legally permissible, provide ITG with a copy thereof.

13.                               Permitted Conduct.  To the extent required by applicable law, nothing in this Agreement shall prohibit or restrict Gasser from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended), filing a charge or complaint with, and/or participating in any investigation or proceeding conducted by any self-regulatory organization or governmental agency, authority or legislative body, including, but not limited to, the Securities and Exchange Commission.

14.                               Non-Admission of Liability.  Gasser and ITG agree that they have entered into this Agreement in compromise of disputed claims and that entry into this Agreement is not an admission of any liability or wrongdoing on the part of Gasser, ITG or any of the ITG Released Parties. ITG denies any liability, committing any wrongdoing, or violating any legal duty with respect to Gasser, Gasser’s employment, or Gasser’s separation from employment.

15.                               Confidentiality/Communications to Third Parties.  The terms and conditions of this Agreement and the conduct of the Arbitration are confidential, and no Party will disclose such terms and conditions or conduct to any third party except:  (a) to its attorneys, (b) by ITG as required by applicable law, regulation, statute, or fiduciary obligation, (c) by ITG to its auditors, insurers or reinsurers (and each such auditor, insurer or reinsurer may make such disclosures as are required in the ordinary course of that party’s business), and (d) as necessary to enforce its rights under this Agreement, provided, however, that each Party shall take commercially reasonable steps to ensure that such disclosure does not result in public disclosure of the terms and conditions of this Agreement or the conduct of the Arbitration, including by informing the foregoing excepted recipients of the confidentiality obligations hereunder.  The fact of the settlement caused by this Agreement and the amount of the Settlement Payment shall not be confidential.  The Parties acknowledge and agree that their respective promises to maintain the confidentiality of this Agreement is a material term of this Agreement.  The Parties represent and warrant that, as of the date they sign this Agreement, they have not had any discussion or made any disclosure contrary to their obligations under this Paragraph 15.  Notwithstanding anything to the contrary set forth in this Paragraph 15, the terms and conditions of this Agreement shall not be or remain confidential to the extent that ITG makes a public disclosure of this Agreement as required by applicable law, regulation, statute or fiduciary obligation.

16.                               Remedies.  The Parties both acknowledge and agree that the restrictions and agreements contained in Paragraphs 9, 10, 11, 12 and 15, in view of the nature of the business in which each is engaged, are reasonable, necessary and in the other Party’s best interests in order to protect the legitimate interests of the other Party, and that any violation thereof shall be deemed to be a material breach of this Agreement and that the non-breaching Party shall be entitled to pursue any and all remedies available to it in a court of competent jurisdiction including, but not limited to, application for temporary, preliminary, and permanent injunctive relief, without the requirement to post a bond, as well as damages, and an equitable accounting of all earnings, profits and other benefits arising from such violation.  In the event that either Party brings an action to redress a violation of Paragraphs 9, 10, 11, 12 and 15, the prevailing Party shall be entitled to recover from the non-prevailing Party all of its reasonable attorneys’ fees and costs incurred in connection therewith.

17.                               Fees and Costs.  With the exception of the payment described in Paragraph 1(b) herein, each Party will bear its own legal fees and costs arising from the Arbitration and from this Agreement, and each Party agrees to bear responsibility to pay one-half (1/2) of any remaining costs or fees payable to the American Arbitration Association or the Arbitrator arising from the Arbitration.

18.                               Incorporation By Reference. The Parties incorporate by reference the following miscellaneous provisions of the Employment Agreement, which shall govern this Agreement: 13.01 (Dispute Resolution) (except for the fee-shifting provision in the antepenultimate and final sentences, which is excluded), 13.05 (Successors and Assigns), 13.10 (Withholding) (except to the extent it conflicts with Paragraph 1(b) herein, in which case Paragraph 1(b) shall control), and 13.11 (No Third Party Beneficiary).  For the avoidance of doubt, except for the provisions of the Employment Agreement specified in Paragraphs 5 and 18 herein, the Employment Agreement is hereby extinguished.

19.                               Entire Agreement; Modification.  This Agreement constitutes the entire agreement between the Parties and overrides and replaces all prior negotiations and terms proposed or discussed, whether in writing or orally, about the subject matter hereof, including the previous Settlement Agreement entered into on June 19, 2016 between the Parties.  No modification of this Agreement will be valid unless it is in writing identified as an amendment to the Agreement and is signed by the Parties hereto.

20.                               Acknowledgements.  Each Party acknowledges that it has read and understands this Agreement and that it has had the opportunity to consult with its attorneys before signing this Agreement.

21.                               Governing Law.  This Agreement is governed by and shall be construed in accordance with the laws of the State of New York (or United States federal law, to the extent applicable), including any applicable statutes of limitation, without regard to any otherwise applicable principles of conflicts of law or choice of law rules (whether of the State of New York or any other jurisdiction) that would result in the application of the substantive or procedural rules or law of any other jurisdiction.

22.                               Remedies for Breach.

(a)                                 In the event that Gasser or any Gasser Releasing Party brings an action against ITG or any ITG Released Party based on any released claims, or in the event that Gasser breaches this Agreement, ITG and any ITG Released Party may, at its option and as applicable

(i) plead this Agreement in bar to any such action; and (ii) seek any and all remedies available at law or in equity, including injunctive relief and monetary damages, costs and reasonable attorneys’ fees, including pursuant to arbitration as provided for in Paragraph 23.

(b)                                 In the event that ITG or any ITG Releasing Party brings an action against Gasser or any Gasser Released Party based on any released claims, or in the event that ITG breaches this Agreement, Gasser or any Gasser Released Party may, at its option and as applicable (i) plead this Agreement in bar to any such action; and (ii) seek any and all remedies available at law or in equity, including injunctive relief and monetary damages, costs and reasonable attorneys’ fees, including pursuant to arbitration as provided for in Paragraph 23.

23.                               Alternative Dispute Resolution.  Pursuant to Paragraph 18 herein, the Parties specifically incorporate Section 13.01 (Dispute Resolution) of the Employment Agreement with respect to the resolution of any dispute arising out of or relating to this Agreement, except for the fee-shifting provision in the antepenultimate and final sentences of Section 13.01, which is excluded and extinguished.

24.                               Construction.  No provision of this Agreement shall be interpreted or construed against any Party because that Party or its legal representative drafted that provision.  The captions and headings of the Paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.  Unless the context of this Agreement clearly requires otherwise:  (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (e) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole, and (f) the terms “dollars” and “$” refer to United States dollars.  Section, subsection, exhibit and paragraph references are to this Agreement as originally executed unless otherwise specified.  Any reference herein to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time.  Any reference herein to any person shall be deemed to include the heirs, legal representatives, successors, executors, administrators and permitted assigns of such person.

25.                               Counterparts. This Agreement may be executed in multiple counterparts (including via facsimile or electronic mail), which shall be deemed an original but all of which together shall constitute one and the same instrument.

26.                               Binding Effect.  Upon execution by the Parties, this Agreement is binding upon and shall inure to the benefit of the Parties, their successors, assigns, heirs, executors, legal representatives and administrators.

27.                               Representations and Warranties.  Each Party represents and warrants that:

(a)                                 Each of the undersigned has the full legal right and capacity to enter into this Agreement and perform its obligations hereunder, including any third party authorization necessary to release the claims it is releasing hereunder. This Agreement has been duly and validly executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)                                 The execution and delivery by such Party of this Agreement, the performance by such Party of its obligations hereunder and the consummation of the transactions contemplated hereby, will not (i) result in the violation by such Party of any statute, law, rule, regulation or ordinance or any judgment, decree, order, writ, permit or license of any governmental or regulatory authority applicable to such Party, or (ii) require such Party to obtain any consent, approval or action of, make any filing with or give any notice to any person which action has not already been undertaken by such Party, except any such filing required by applicable law, regulation, statute or fiduciary obligation.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date referenced below with the intent to be bound by its terms and conditions.

ROBERT C. GASSER

/s/ Robert C. Gasser
BY: Robert C. Gasser, in his individual capacity
DATE: June 22, 2016

INVESTMENT TECHNOLOGY GROUP, INC.

/s/ Angelique F.M. DeSanto
BY: Angelique F.M. DeSanto
TITLE: General Counsel
DATE: June 22, 2016